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                                                                   EXHIBIT 23.2


  Consent of Ernst & Young LLP, Independent Auditors of CUseeMe Networks, Inc.


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 1, 2001 (except for Note 11, as to which the date is March 22, 2001), with respect to the consolidated financial statements of CUseeMe Networks, Inc. (formerly known as White Pine Software, Inc.) and subsidiary included in the Registration Statement (Form S-4) and related prospectus/joint proxy statement of First Virtual Communications, Inc. for the registration of 18,497,177 shares of its common stock.

                                      /s/ Ernst & Young LLP
                                      Ernst & Young LLP

Boston, Massachusetts
April 20, 2001